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                                                                      EXHIBIT 12



                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                        Years Ended December 31,
                                                              --------------------------------------------
                                                                 1997             1996             1995
                                                              -------          -------          -------
                                                                            (Dollars in Millions)
Income from continuing operations before cumulative effect
   of accounting change                                         $6,698           $4,953           $6,033
Income taxes                                                     1,069            1,723            2,316
Equity in income of associates                                     (34)            (107)            (216)
Cash dividends received from associates                             41               48               16
Amortization of capitalized interest                                56               54               51
                                                               -------          -------          -------

Income from continuing operations before cumulative effect
   of accounting change, income taxes, undistributed income
   of associates, and amortization of capitalized interest       7,830            6,671            8,200
                                                               -------          -------          -------

Fixed charges included in income from continuing operations
   Interest and related charges on debt                          5,946            5,673            5,557
   Portion of rentals deemed to be interest                        305              287              256
                                                               -------          -------          -------
         Total fixed charges included in income from
           continuing operations                                 6,251            5,960            5,813
                                                               -------          -------          -------

Earnings available for fixed charges                           $14,081          $12,631          $14,013
                                                               =======          =======          =======

Fixed charges
   Fixed charges included in income from
      continuing operations                                     $6,251           $5,960           $5,813
   Interest capitalized in the period                              126               49               50
                                                               -------          -------          -------
         Total fixed charges                                    $6,377           $6,009           $5,863
                                                               =======          =======          =======

Ratios of earnings to fixed charges                               2.21             2.10             2.39
                                                                  ====             ====             ====
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                                     IV-7